Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Ilene Jablonski
	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
	Executive Vice President	Vice President of Marketing
	and Chief Financial Officer	(732) 590-1000
(732) 590-1000

MACK-CALI ANNOUNCES ACQUISITION OF

LUXURY MULTI-FAMILY PROPERTY IN METRO BOSTON

DRAFT Edison, New Jersey—January 22, 2013—Mack-Cali Realty Corporation (NYSE: CLI) today announced it acquired Alterra at Overlook Ridge IA in Metro Boston for approximately $61.3 million. The Company has also agreed to acquire Alterra at Overlook Ridge IB for approximately $88.7 million and expects an early April closing when the loan that currently encumbers the property opens for prepayment.

The luxury multi-family properties contain 722 rental units in the master planned community of Overlook Ridge in Revere and Malden, Massachusetts and is currently 97.2 percent leased. The properties are being acquired from a Prudential Insurance Company of America joint venture.

Mack-Cali’s recently acquired Roseland subsidiary developed Alterra IA in 2004 and Alterra IB in 2008 for the venture, and has managed the properties since completion.

The class A multi-family properties offer residents resort-style amenities, including heated outdoor pools, fitness centers, lounges with billiards, business centers, cinema screening rooms, and direct access parking garages. The Overlook Ridge community is located just five miles north of downtown Boston and its many restaurants, shopping, and attractions. It also features superior access to a vast highway network, direct access to MBTA bus service, as well as private shuttle service.

Mitchell E. Hersh, president and chief executive officer of Mack-Cali, commented, “The acquisition of Alterra perfectly complements our recent acquisition of the real estate development and management businesses of Roseland and its imminent development interests at Overlook Ridge. We expect to place mortgage financing on the property that will provide a cash on cash yield in excess of 9 percent.”

Marshall B. Tycher, co-president of Roseland, commented, “We were attracted to this acquisition because these premier assets represent the finest in luxury, location, and amenities, and are consistent with the highest quality properties in the marketplace, as well as the opportunity for a value-add component. With a planned interior cosmetic modernization we are confident we can command today’s higher market rents.”

About Alterra at Overlook Ridge:

Alterra IA and Alterra IB are located within the Overlook Ridge master planned community located in the cities of Malden and Revere, and sit adjacent to U.S. Route 1 at the Salem Street interchange, just five miles north of downtown Boston. Roseland has been the master developer of the community approved for 2,800 units with ancillary commercial uses since 2002.

Alterra IA, a 310-unit property developed by Roseland, completed construction in 2004. The property boasts a unique set of amenities including an outdoor heated pool, club room equipped with billiards and flat screen TVs, fitness center, indoor basketball court and children’s playroom. The property also includes a conference room for private meetings as well as theater-style cinema screening room. Roseland has managed the asset since its 2004 completion.

Alterra IB, a 412-unit property developed by Roseland, was the second rental phase of Overlook Ridge and completed construction in 2008. The project includes 412 apartment homes in two midrise buildings. The project, in addition to benefiting from the shared residential clubhouse, houses its own set of amenities including computer lab, pool, conference room, fitness center and concierge services. Roseland has managed the asset since its 2008 completion.

In addition to managing Alterra, Roseland developed and manages the adjacent Quarrystone and is actively constructing the 371-unit Highlands at Overlook Ridge in joint venture with UBS.

About Mack-Cali Realty Corporation:

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 278 properties consisting of 271 office and office/flex properties totaling approximately 31.6 million square feet and seven multi-family rental properties containing over 2,000 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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